Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Stone Tan China Acquisition Corp

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 and Prospectus of our report dated April 30, 2007, except for footnote 10 as to which the date is May 4, 2007, relating to the balance sheet of Stone Tan China Acquisition Corp. (a corporation in the development stage) as of February 28, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from January 24, 2007 (inception) to February 28, 2007, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Gumbiner Savett Inc.

GUMBINER SAVETT INC.

Santa Monica, California
June 15, 2007